EXHIBIT 99.1
GeneLink Reports First Quarter Results
Revenues Approximately $2.0M
GeneWize Prepares for May and August Marketing Events
Orlando, Florida — May 21, 2009 — GeneLink, Inc. (OTCBB: GNLK.OB, “the Company,” or “GeneLink”), a leading consumer genomics biotech company, today reported financial results for the fiscal 2009 three-month period ended March 31, 2009.
               Financial Highlights:
-	Quarterly net sales of $1,972,038 compared to $26,424 in the same period in fiscal 2008

-	Quarterly gross profit of $1,047,264 compared to $1,109 for the same period in fiscal 2008

-	Operating Loss trimmed to $470,474 from $503,106 for the previous quarter ended December 31, 2008

-	Completion of fundraising exceeding $2.6M
               Fiscal 2009 First Quarter Overview:
               The first quarter provided further evidence of GeneLink’s successful evolution from a leading genetic biosciences company to a revenue producing, science based, consumer products company with the launch of its wholly owned subsidiary, GeneWize Life Sciences, Inc. on August 1, 2008 (“GeneWize”).
               Monte Taylor, GeneLink’s CEO stated, “Although we were pleased with our financial results, our corporate focus during the first quarter was to prepare for the anticipated growth in 2009 in GeneWize. We hope to build upon our core base of Affiliates and over 4,000 customers who are receiving their customized product formulation monthly. To achieve this growth, GeneLink completed a private placement during the quarter which enabled us to upgrade our operating infrastructure to better support our marketing Affiliates and customers.”

               Mr. Taylor added, “In March of 2009, GeneWize launched new product and Affiliate packages as well as GeneWize Academy, a sophisticated online education and training tool. In the first quarter, significant resources were injected into advancements in infrastructure, product development, and package offerings and you can expect to see further enhancements, including new personnel and marketing support in the coming months.”
               Dr. Bernard Kasten, GeneLink’s Executive Chairman commented, “Also, in March, the Company expanded its international network of qualified laboratories with the addition of a highly automated United States based clinical laboratory whose credentials include College of American Pathologists “CAP” accreditation, CLIA certification and State of California licensure. Combined with the infrastructure enhancements at GeneWize, the expanded laboratory capabilities will augment our overall capacity and allow the Company to accommodate the increased demand for genetic testing and improve turnaround time.”
               Through GeneWize, its wholly owned subsidiary, GeneLink has now successfully launched the first direct selling industry company to focus exclusively on marketing nutritional supplements and skin care products specifically tailored to an individual’s genetic makeup. GeneWize markets and distributes its proprietary LifeMap Nutrition™ and LifeMap Skin Care™ customized products to consumers in North America through a network of Independent Marketing Affiliates.
               Mr. Taylor added, “The accomplishments in the first quarter were intended to support GeneWize in advance of our first Scientific Summit scheduled for May 29 & 30 in Orlando. We expect that this will pay off for us as GeneWize grows in size and stature towards our First Annual GeneWize Leadership Conference and Celebration, August, 7-9, 2009 which be held in Orlando. (see: www.genewizeevents.com)
About GeneLink, Inc:
               GeneLink is a leading biosciences company specializing in consumer genomics. GeneLink’s patented and patent pending technologies include proprietary genetic assessments linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables the customization of nutritional products, skincare products and health maintenance regimens designed to fulfill individual consumer needs. For more information visit www.genelinkbio.com
About GeneWize Life Sciences, Inc:
               GeneWize is the first Direct Selling industry company to focus exclusively on providing individually customized nutritional and skin care formulations based on a consumer’s personal genetic assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.
               Its LifeMap Nutrition System™, Healthy Aging Assessment™ and LifeMap Skin Care System™ offer a revolutionary new scientific approach to delivering formulations that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products. For more information on GeneWize, please visit: www.genewize.com
               This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GNLK disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink/GeneWize Contact:	GeneLink Investor Relations
Contact:
Monte Taylor, CEO	Tel: 407-772-7164
317 Wekiva Springs Rd. Suite 200,	Email: IR@genelinkbio.com
Longwood, FL. 32779
Tel: 800-558-4363 Email: mtaylor@genelinkbio.com